FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK THIS BOX IF NO LONGER          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    SUBJECT TO SECTION 16. FORM 4          Section 17(a) of the Public Utility Holding Company Act of 1935 or
    OR FORM 5 OBLIGATIONS MAY                     Section 30(f) of the Investment Company Act of 1940
    CONTINUE. SEE INSTRUCTION 1(b)


(Print or Type Responses)

1. Name and Address of            2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Persons to Issuer
   Reporting Person*                                                                             (Check all applicable)

FAIRFAX FINANCIAL HOLDINGS        ZENITH NATIONAL INSURANCE CORP. (ZNT)             ___  Director            _X_  10% Owner
  LIMITED                                                                           ___  Officer             ___  Other (specify
                                                                                         (give title below)                below)

(Last)    (First)    (Middle)     3. IRS or Social         4. Statement for
                                     Security Number of       Month/Year
                                     Reporting Person
                                                              January 31, 2000
   95 Wellington Street West,
          Suite 800                                        5. If Amendment,        7. Individual or Joint/Group Filing  (Check
                                                              Date of Original        Applicable Line)
          (Street)
                                                                                   ___  Form filed by One Reporting Person
Toronto  Ontario, Canada  M5J 2N7       N/A                                        _X_  Form filed by More than One Reporting Person
(City)       (State)       (Zip)
                                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security              2. Trans-    3. Trans-      4. Securities           5. Amount of       6. Owner-     7. Nature of
   (Instr. 3)                        action       action         Acquired (A)            Securities         ship          Indirect
                                     Date         Code           or Disposed of (D)      Beneficially       Form:         Beneficial
                                                  (Instr. 8)     (Instr. 3, 4 and 5)     Owned at           Direct        Ownership
                                     (Month/                                             End of Month       (D) or        (Instr. 4)
                                     Day/                                                (Instr. 3 and 4)   Indirect
                                     Year)                                                                  (I)
                                                                                                            (Instr. 4)
                                                                         (A)
                                                                          or
                                                 Code   V       Amount   (D)  Price

Common Stock                       01/21/00       P             10,000    A   $20.997        20,000         I     Held by The North
                                                                                                                  River Insurance
                                                                                                                  Company.

Common Stock                                                                              3,287,223         I     Held by TIG
                                                                                                                  Insurance Company

Common Stock                                                                              3,287,222         I     Held by United
                                                                                                                  States Fire
                                                                                                                  Insurance Company

Common Stock                                                                                 86,154         I     Held by Hamblin
                                                                                                                  Watsa Investment
                                                                                                                  Counsel Ltd.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of      2. Conver-      3. Trans-      4. Trans-       5. Number of        6. Date Exercisable          7. Title and
   Derivative       sion or         action         action          Derivative          and Expiration               Amount of
   Security         Exercise        Date           Code            Securities          Date                         Underlying
   (Instr. 3)       Price of                       (Instr. 8)      Acquired            (Month/Day/Year)             Securities
                    Derivative      (Month/                        (A) or                                           (Instr. 3 and 4)
                    Security        Day/                           Disposed
                                    Year)                          of (D)
                                                                   (Instr. 3,
                                                                    4 and 5)
                                                                                                                           Amount or
                                                                                    Date          Expiration               Number of
                                                                                    Exercisable   Date            Title    Shares
                                                 Code   V         (A)     (D)




8. Price of           9. Number of           10. Ownership            11. Nature of
   Derivative            Derivative              Form of                  of Indirect
   Security              Securities              Derivative               Beneficial
   (Instr. 5)            Beneficially            Security:                Ownership
                         Owned at End            Direct (D) or            (Instr. 4)
                         of Month                Indirect (I)
                         (Instr. 4)              (Instr. 4)




EXPLANATION OF RESPONSES:
See Schedule I attached hereto.

* Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                      FAIRFAX FINANCIAL HOLDINGS LIMITED

                            /s/ Eric P. Salsberg                February 9, 2000
                      ---------------------------------         ----------------
                      * Name:  Eric P. Salsberg                       Date
                        Title: Vice President


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            REPORTING PERSONS WHO ARE
                         BENEFICIAL OWNERS IN THE GROUP

                      (IN ADDITION TO THE DESIGNATED FILER,
                       FAIRFAX FINANCIAL HOLDINGS LIMITED)


                                                                                 DATE OF EVENT
REPORTING PERSON        ADDRESS                     ISSUER (SYMBOL)           REQUIRING STATEMENT   SIGNATURE OF REPORTING PERSON
----------------        -------                     ---------------           -------------------   -----------------------------
                                                                              01/21/00              BY:       /s/ Dennis J. Hammer
THE NORTH RIVER         305 Madison Avenue          ZENITH NATIONAL                                         ------------------------
INSURANCE COMPANY       P.O. Box 1943               INSURANCE CORP. ("ZNT")                         NAME:   Dennis J. Hammer
                        Morristown, New Jersey                                                      TITLE:  Vice President
                        07960 - 1943

TIG INSURANCE COMPANY   5205 North O'Connor Blvd.   ZENITH NATIONAL           6/25/1999
                        Suite W-200                 INSURANCE CORP. ("ZNT")                         BY:       /s/ Courtney Smith
                        Irving, Texas                                                                       ------------------------
                        75039                                                                       NAME:   Courtney Smith
                                                                                                    TITLE:  President


UNITED STATES FIRE      305 Madison Avenue          ZENITH NATIONAL           6/25/1999             BY:       /s/ Denis J. Hammer
INSURANCE COMPANY       P.O. Box 1943               INSURANCE CORP. ("ZNT")                                -------------------------
                        Morristown, New Jersey                                                      NAME:   Denis J. Hammer
                        07960 - 1943                                                                TITLE:  Vice President



HAMBLIN WATSA          95 Wellington Street West    ZENITH NATIONAL            6/25/1999            BY:       /s/ V. Prem Watsa
INVESTMENT COUNSEL     Suite 800                    INSURANCE CORP. ("ZNT")                               -------------------------
LTD.                   Toronto, Ontario, Canada                                                     NAME:  V. Prem Watsa
                       M5J 2N7                                                                      TITLE: Vice President
